AMENDMENT NO. 1

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, dated as of July 21, 2005 (this “Amendment”), by and between CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Buyer”), ENCORE CREDIT CORP., (“ECC” and a “Seller”), ECC CAPITAL CORPORATION (“ECC Capital” and a “Seller”) and BRAVO CREDIT CORPORATION (“Bravo” and a “Seller”).

RECITALS

The Buyer and the Sellers are parties to that certain Master Repurchase Agreement, dated as of February 18, 2005 (the “Existing Repurchase Agreement”; as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Sellers have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

Accordingly, the Buyer and the Sellers hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

Section 1. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:

(a) deleting the definitions of “Market Value”, “Maximum Aggregate Purchase Price” and “Pricing Rate” and replacing them with the following language:

““Market Value” means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its good faith discretion. Without limiting the generality of the foregoing, each Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment, Buyer may deem the Market Value for such Mortgage Loan to be no greater than par and (b) the Market Value of a Purchased Mortgage Loan may be reduced (including to zero) by Buyer if:

(i) a breach of a representation, warranty or covenant made by a Seller in this Agreement with respect to such Purchased Mortgage Loan has occurred and is continuing and such breach would be reasonably likely to adversely affect the value of such Purchased Mortgage Loan;

(ii) such Purchased Mortgage Loan (other than a Repurchased Mortgage Loan) is a Non-Performing Mortgage Loan;

(iii) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

(iv) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of forty-five (45) calendar days;

(v) such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than (a) 120 days for all Mortgage Loans other than Aged Loans or Repurchased Mortgage Loans and (b) 180 days with respect to each Aged Loan or Repurchased Mortgage Loan;

(vi) such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Mortgage File has not been delivered to the Custodian on or prior to the eighth Business Day after the related Purchase Date;

(vii) such Purchased Mortgage Loan is no longer acceptable for purchase by Buyer (or an Affiliate thereof) under any of the flow purchase or conduit programs for which a Seller then has been approved due to a Requirement of Law relating to consumer credit laws or otherwise;

(viii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Repurchased Mortgage Loans that are Purchased Mortgage Loans exceeds $3 million;

(ix) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans (other than Repurchased Mortgage Loans) that are Purchased Mortgage Loans exceeds $20 million;

(x) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans (including HELOCs) that are Purchased Mortgage Loans exceeds $50 million;

(xi) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all HELOCs that are Purchased Mortgage Loans exceeds $30 million;

(xii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans for which the credit quality is below that of a B Credit Mortgage Loan exceeds 5% of the Maximum Aggregate Purchase Price;

(xiii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Purchased Mortgage Loans for which the origination date with respect to such Mortgage Loan is greater than thirty (30) days prior to the related Purchase Date but not greater than sixty (60) days prior to the related Purchase Date exceeds $50,000,000;

(xiv) during the first five (5) Business Days and the last five (5) Business Days of each calendar month, when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 40% of the Maximum Aggregate Purchase Price;

(xv) other than during the first five (5) Business Days and the last five (5) Business Days of each calendar month, when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 30% of the Maximum Aggregate Purchase Price.

(xvi) such Purchased Mortgage Loan is a Repurchased Mortgage Loan for which the Mortgaged Property has been foreclosed upon or has been converted to REO Property.”

““Maximum Aggregate Purchase Price” means FIVE HUNDRED MILLION DOLLARS ($500,000,000).”

““Pricing Rate” means LIBOR plus:

(a) initially and until the ATNW $400m Step-Up Date:

(i) 1.125% with respect to Transactions the subject of which are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, HELOCs or Wet-Ink Mortgage Loans or (other than, in all cases, Aged Loans or Repurchased Mortgage Loans);

(ii) 1.25% with respect to Transactions the subject of which are Aged Loans (other than, in all cases, Repurchased Mortgage Loans

(iii) 2.00% with respect to Transactions the subject of which are Repurchased Mortgage Loans;

(iv) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans and any other Transactions so identified by the Buyer in agreeing to enter into a Transaction with respect to such Exception Mortgage Loan.

(b) On and after the ATNW $400m Step-Up Date:

(i) 0.750% with respect to Transactions the subject of which are Sub-Prime Mortgage Loans, Second Lien Mortgage Loans, HELOCs or Wet-Ink Mortgage Loans or (other than, in all cases, Aged Loans or Repurchased Mortgage Loans);

(ii) 1.00% with respect to Transactions the subject of which are Aged Loans (other than, in all cases, Repurchased Mortgage Loans

(iii) 1.75% with respect to Transactions the subject of which are Repurchased Mortgage Loans;

(iv) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans and any other Transactions so identified by the Buyer in agreeing to enter into a Transaction with respect to such Exception Mortgage Loan.

The Pricing Rate shall change in accordance with LIBOR, as provided in Section 5(a); provided that, in the event that a Seller shall sell to Buyer or an affiliate of Buyer pursuant to one of its flow purchase or conduit programs (but not including this Agreement) Mortgage Loans in an aggregate principal balance of at least the Pricing Rate Reduction Threshold in any calendar quarter, beginning with the calendar quarter which shall end on March 31, 2005, the Pricing Rate shall be reduced for such calendar quarter by 0.15% per annum multiplied by the average aggregate outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions for such quarter divided by twelve and multiplied by three, which reduction shall be applied to the weighted average Pricing Rate and shall be reflected in the Price Differential due on the next succeeding Price Differential Payment Date.”

(b) adding the following definition in its proper alphabetical order:

““Non-Recourse Indebtedness” means all Indebtedness of any Seller or its Subsidiaries that is non-recourse to such party, including any term securitization.”

Section 2. Covenants. Section 14 of the Existing Repurchase Agreement is hereby amended by deleting subsection (b) in its entirety and replacing it with the following language:

“b. Indebtedness to Adjusted Tangible Net Worth Ratio. Sellers’ ratio of Indebtedness (excluding in all cases any Non-Recourse Indebtedness) to Adjusted Tangible Net Worth, on a consolidated basis, shall not exceed (i) on and after the Effective Date until but not including the REIT Event, 20:1 and (ii) on and after the REIT Event, 16:1.

Section 3. Conditions Precedent. This Amendment shall become effective on July 21, 2005, (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

(a) Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(i) this Amendment, executed and delivered by a duly authorized officer of the Buyer and Seller;

(ii) such other documents as the Buyer or counsel to the Buyer may reasonably request.

(b) Payment of Attorneys’ Fees. On the Amendment Effective Date, the Seller shall have paid attorneys’ fees to Buyer or its counsel either by payment or by authorized debit in connection with this Amendment in an amount equal to $2,000.

Section 4. Representations and Warranties. The Sellers hereby represent and warrant to the Buyer that they are in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirm and reaffirm the representations and warranties contained in Section 13 of the Repurchase Agreement.

Section 5. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Section 6. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

Section 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:

CREDIT SUISSE FIRST BOSTON
MORTGAGE CAPITAL LLC,
as Buyer

By: Bruce S. Kaiserman
Name: Bruce S. Kaiserman
Title: Vice President

Sellers:

ENCORE CREDIT CORP.

By: William E. Moffatt
Name: William E. Moffatt
Title: Treasurer

ECC CAPITAL CORPORATION

By: William E. Moffatt
Name: William E. Moffatt
Title: Treasurer

BRAVO CREDIT CORPORATION

By: William E. Moffatt
Name: William E. Moffatt
Title: Treasurer